Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD SECOND QUARTER 2022 RESULTS

Reno, Nevada, July 20, 2022 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced earnings during the second quarter of 2022 of $5.7 million or $0.97 per share, an increase of $1.2 million from $4.5 million or $0.86 per share during the second quarter of 2021. Diluted earnings per share increased to $0.96 per share during the three months ended June 30, 2022 up from $0.85 per share during the quarter ended June 30, 2021.

For the six months ended June 30, 2022, the Company reported net income of $11.4 million or $1.95 per share, an increase of $2.5 million from $8.9 million or $1.72 per share earned during the six months ended June 30, 2021. Earnings per diluted share increased to $1.93 during the six months ended June 30, 2022 up $0.24 from $1.69 during the first six months of 2021. Earnings during 2022 set a record for any six month period in the Company’s history.

Return on average assets was 1.40% during the current quarter, down from 1.45% during the second quarter of 2021. Return on average equity increased to 19.0% for the three months ended June 30, 2022, up from 17.2% during the second quarter of 2021. Return on average assets was 1.41% during the six months ended June 30, 2022, down from 1.50% during the first half of 2021. Return on average equity increased to 18.3% for the six months ended June 30, 2022, up from 17.4% during the first half of 2021.

Balance Sheet Highlights

June 30, 2022 compared to June 30, 2021

●	Total assets increased by $353 million, or 28%, to $1.6 billion.

●	Cash and due from banks increased by $73 million, or 30%, to $318 million.

●	Gross Loans increased by $137 million, or 19%, to $862 million.

●	Investment securities increased by $116 million, or 47%, to $365 million.

●	Total deposits increased by $341 million, or 30%, to $1.5 billion.

●	Total equity increased by $9.4 million, or 9%, to $116 million.

President’s Comments

Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank stated, “The second quarter of 2022 resulted in strong earnings with the Fed rate increases improving returns on our investment and lending portfolios.”

Ryback continued, “July 1st marked the one-year anniversary of our acquisition of Bank of Feather River. The addition of Yuba City to our footprint has expanded our ag lending portfolio and resulted in increased profits.”

Ryback concluded, “As we build our technological and geographical presence, we remain committed to our communities because Plumas Bank is HERE. For Good.”

Loans, Deposits, Investments and Cash

Mostly related to our acquisition of Feather River Bancorp (FRB) on July 1, 2021, gross loans, excluding loans held for sale, increased by $137 million, or 19%, from $725 million at June 30, 2021, to $862 million at June 30, 2022. Increases in loans included $94 million in commercial real estate loans, $59 million in agricultural loans, $31 million in construction loans and $6 million in residential real estate loans; these items were partially offset by a decrease of $51 million in commercial loans and $2 million in all other loan categories. Excluding PPP loan activity, commercial loans would have increased by $29 million. PPP loans totaled $8 million at June 30, 2022, and $88 million at June 30, 2021. Unamortized loan fees net of unamortized loan costs on PPP loans totaled $279 thousand at June 30, 2022.

Beginning in 2020 we instituted a loan forbearance program to assist borrowers with managing cash flows disrupted due to COVID-19; we ended this program in the fourth quarter of 2021 and there are no loan balances on deferral related to this program at June 30, 2022.

On June 30, 2022, approximately 78% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency in which variable rate loans reprice can vary from one day to several years. Loans indexed to the prime interest rate were approximately 23% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits increased by $341 million from $1.1 billion at June 30, 2021, to $1.5 billion at June 30, 2022. Deposits at our Yuba City, California branch, which was acquired from FRB, totaled $150 million at June 30, 2022. Excluding these deposits, we attribute much of this increase to Pandemic related economic stimulus, a more cautious consumer, and continued growth in our customer base. The increase in deposits includes increases of $163 million in demand deposits, $104 million in savings accounts, $55 million in money market accounts, and $19 million in time deposits. At June 30, 2022, 52% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $116 million from $249 million at June 30, 2021, to $365 million at June 30, 2022. Excluding the effect of a $42 million increase in unrealized loss on investment securities, our investment security portfolio would have grown by $158 million. The Bank’s investment security portfolio consists of debt securities issued by the US Government, US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks increased by $73 million from $244 million at June 30, 2021, to $317 million at June 30, 2022.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at June 30, 2022 were $2.0 million, down from $7.3 million at June 30, 2021. Nonperforming assets as a percentage of total assets decreased to 0.12% at June 30, 2022 down from 0.58% at June 30, 2021. OREO decreased by $155 thousand from $524 thousand at June 30, 2021 to $369 thousand at June 30, 2022. Nonperforming loans were $1.6 million at June 30, 2022 and $6.8 million at June 30, 2021. Nonperforming loans as a percentage of total loans decreased to 0.18% at June 30, 2022, down from 0.94% at June 30, 2021.

The provision for loan losses increased from $625 thousand during the first half of 2021 to $700 thousand during the current period. Net charge-offs totaled $133 thousand and $399 thousand during the six months ended June 30, 2022 and 2021, respectively. The allowance for loan losses totaled $10.9 million at June 30, 2022 and $10.1 million at June 30, 2021. The allowance for loan losses as a percentage of total loans decreased from 1.40% at June 30, 2021 to 1.27% at June 30, 2022. The decrease in allowance as a percentage of total loans mostly relates to the loans acquired in the purchase of FRB. Excluding PPP loans, the allowance for loan losses as a percentage of total loans at June 30, 2022 and 2021 was 1.28% and 1.59%, respectively.

Shareholders’ Equity

Total shareholders’ equity increased by $9.4 million from $106.8 million at June 30, 2021, to $116.2 million at June 30, 2022. The $9.4 million includes earnings during the twelve-month period totaling $23.5 million, common stock issued in the acquisition of FRB totaling $18.7 million and stock option activity totaling $0.5 million. These items were partially offset by the payment of cash dividends totaling $3.5 million and a decrease in accumulated other comprehensive income of $29.8 million. The decrease in accumulated other comprehensive income resulted from an increase in the unrealized loss on our investment portfolio, net of tax of $30.6 million partially offset by an increase in the value of our interest rate swaps.

Net Interest Income and Net Interest Margin

Net interest income was $13.4 million for the three months ended June 30, 2022, an increase of $3.5 million from the same period in 2021. The increase in net interest income includes an increase of $3.5 million in interest income slightly offset by an increase of $37 thousand in interest expense. Interest and fees on loans, including loans held for sale, increased by $2.0 million as a decline of $447 thousand in fees net of costs on PPP loans was offset by growth in the loan portfolio and an increase in yield on the portfolio. During the current quarter we recorded amortization of loan fees net of loan costs on PPP loans totaling $389 thousand. This compares to $836 thousand during the second quarter of 2021. This includes normal amortization on our PPP portfolio and the effect of PPP loan forgiveness.

Including loans held for sale, average loan balances increased by $112 million, while the average yield on these loans increased by 30 basis points from 4.91% during the second quarter of 2021 to 5.21% during the current quarter. The increase in loan yield includes the effect of an increase in market rates during 2022 and an increase in the rate earned on loans tied to the prime interest rate partially offset by a decline in PPP fee income as described above. The average prime interest rate increased from 3.25% during the second quarter of 2021 to 3.94% during the current quarter.

Interest on investment securities increased by $896 thousand from the second quarter of 2021, related to an increase in average investment securities of $112 million to $337 million and an increase in yield on the investment portfolio from 1.86% during the second quarter of 2021 to 2.31% during the current quarter. Interest on cash balances increased by $609 thousand related to both an increase in the rate paid on these balances and an increase in average cash balances. The rate paid on cash balances increased from 0.10% during the second quarter of 2021 to 0.84% during the current quarter mostly related to an increase in the rate paid on balances held at the Federal Reserve Bank. The average rate paid on Federal Reserve balances was 0.11% during the second quarter of 2021 and 0.84% during the current quarter.

Average interest earning assets during the three months ended June 30, 2022 totaled $1.5 billion, an increase of $336 million from the same period in 2021. The average yield on interest earning assets increased by 16 basis points to 3.65%. Net interest margin for the three months ended June 30, 2022 increased 17 basis points to 3.57%, up from 3.40% for the same period in 2021.

Net interest income for the six months ended June 30, 2022 was $25.4 million, an increase of $5.0 million from the $20.4 million earned during the same period in 2021. Interest income increased by $5.1 million. Included in interest income during the current six month period were PPP fees net of costs of $1.0 million, a decrease of $1.5 million from $2.5 million during the six months ended June 30, 2021. The average yield on loans, including loans held for sale, decreased by 8 basis points from 5.21% during the first six months of 2021 to 5.13% during the current period.

Average interest earning assets during the current six month period totaled $1.5 billion, an increase of $376 million from the same period in 2021. This increase in average interest earning assets consisted of increases of $124 million in average loan balances, $117 million in average investment securities and $135 million in average cash balances. The average yield on interest earning assets declined by 24 basis points to 3.47% related to a decline in loan yield and a reduction in loans as a percentage of interest earning assets. Interest expense increased by $83 thousand. Net interest margin for the six months ended June 30, 2022 decreased 23 basis points to 3.39%, down from 3.62% for the same period in 2021.

Non-Interest Income/Expense

Non-interest income increased by $784 thousand to $2.7 million during the current quarter from $1.9 million during the three months ended June 30, 2021. The largest component of this increase was an increase in gain on sale of SBA loans of $634 thousand. We did not sell SBA loans during the second and third quarters of 2021 resulting in an inventory of loans held for sale of $31.3 million at December 31, 2021. During the current quarter we sold $14.1 million in guaranteed portions of SBA loans and ended the quarter with loans held for sale totaling $4.6 million.

During the six months ended June 30, 2022, non-interest income totaled $6.3 million, an increase of $2.1 million from $4.2 million during the six months ended June 30, 2021. The largest component of this increase was an increase in gain on sale of loans of $1.7 million. During the six months ended June 30, 2022 we sold $38.2 million in guaranteed portions of SBA loans. This compares to sales of $7.4 million during the six months ended June 30, 2021.

During the three months ended June 30, 2022, total non-interest expense increased by $2.7 million from $5.3 million during the second quarter of 2021 to $8.0 million during the current quarter. The largest component of this increase was an increase in salary and benefit expense of $2.0 million. Occupancy and equipment costs increased by $207 thousand of which $163 thousand relates to the Yuba City branch.

During the three months ended June 30, 2021 the Company qualified for the Employee Retention Credit (ERC). The ERC was made available under the Coronavirus Aid, Relief, and Economic Security Act and modified and extended under the Taxpayer Certainty and Disaster Tax Relief Act of 2020. We recorded an ERC of $1.1 million during the second quarter of 2021 as a reduction of salary and benefit expense. The other two largest increases in salary and benefit expense were $625 thousand in salary expense and $266 thousand in bonus expense. The increase in salary expense includes the effect of the acquisition of Bank of Feather River as well as other additions to personnel and merit and promotional increases. Full time equivalent employees increased by 22 to 172 at June 30, 2022. The increase in bonus expense is consistent with the increase in income during the comparable quarters.

During the six months ended June 30, 2022 non-interest expense increased by $4.1 million. The largest components of this increase were $2.6 million in salary and benefit expense, $454 thousand in occupancy and equipment costs, $313 thousand in outside service fees and $210 thousand in deposit insurance expense. The increase in occupancy and equipment expense includes $313 thousand related to our Yuba City branch. The largest components of the increase in outside service fees were $103 thousand in debit card and ATM processing costs, $89 thousand in human resources administration and payroll processing and $51 thousand in online banking expense.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fourteen branches: twelve located in the California counties of Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates three loan production offices located in the California Counties of Butte and Placer and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of June 30,
	2022	2021	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$317,657	$244,456	$73,201	29.9%
Investment securities	365,189	248,824	116,365	46.8%
Loans, net of allowance for loan losses	853,427	713,676	139,751	19.6%
Loans held for sale	4,646	11,472	(6,826)	(59.5)%
Premises and equipment, net	18,212	13,594	4,618	34.0%
Bank owned life insurance	16,031	13,701	2,330	17.0%
Real estate acquired through foreclosure	369	524	(155)	(29.6)%
Goodwill	5,502	-	5,502	100.0%
Accrued interest receivable and other assets	39,593	21,688	17,905	82.6%
Total assets	$1,620,626	$1,267,935	$352,691	27.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,472,602	$1,131,757	$340,845	30.1%
Accrued interest payable and other liabilities	21,556	19,078	2,478	13.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,504,468	1,161,145	343,323	29.6%
Common stock	27,133	7,937	19,196	241.9%
Retained earnings	115,212	95,228	19,984	21.0%
Accumulated other comprehensive (loss) income, net	(26,187)	3,625	(29,812)	(822.4)%
Shareholders’ equity	116,158	106,790	9,368	8.8%
Total liabilities and shareholders’ equity	$1,620,626	$1,267,935	$352,691	27.8%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED JUNE 30,	2022	2021	Dollar Change	Percentage Change

Interest income	$13,717	$10,183	$3,534	34.7%
Interest expense	289	252	37	14.7%
Net interest income before provision for loan losses	13,428	9,931	3,497	35.2%
Provision for loan losses	400	250	150	60.0%
Net interest income after provision for loan losses	13,028	9,681	3,347	34.6%
Non-interest income	2,664	1,880	784	41.7%
Non-interest expense	8,033	5,332	2,701	50.7%
Income before income taxes	7,659	6,229	1,430	23.0%
Provision for income taxes	1,979	1,742	237	13.6%
Net income	$5,680	$4,487	$1,193	26.6%

Basic earnings per share	$0.97	$0.86	$0.11	12.8%
Diluted earnings per share	$0.96	$0.85	$0.11	12.9%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30,	2022	2021	Dollar Change	Percentage Change

Interest income	$26,033	$20,917	$5,116	24.5%
Interest expense	590	507	83	16.4%
Net interest income before provision for loan losses	25,443	20,410	5,033	24.7%
Provision for loan losses	700	625	75	12.0%
Net interest income after provision for loan losses	24,743	19,785	4,958	25.1%
Non-interest income	6,314	4,230	2,084	49.3%
Non-interest expense	15,707	11,624	4,083	35.1%
Income before income taxes	15,350	12,391	2,959	23.9%
Provision for income taxes	3,953	3,463	490	14.1%
Net income	$11,397	$8,928	$2,469	27.7%

Basic earnings per share	$1.95	$1.72	$0.23	13.4%
Diluted earnings per share	$1.93	$1.69	$0.24	14.2%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
EARNINGS PER SHARE
Basic earnings per share	$0.97	$0.98	$0.86	$1.95	$1.72
Diluted earnings per share	$0.96	$0.97	$0.85	$1.93	$1.69
Weighted average shares outstanding	5,843	5,824	5,197	5,834	5,192
Weighted average diluted shares outstanding	5,909	5,920	5,280	5,913	5,272
Cash dividends paid per share [1]	$0.16	$0.16	$0.14	$0.32	$0.28

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.40%	1.42%	1.45%	1.41%	1.50%
Return on average equity	19.0%	17.6%	17.2%	18.3%	17.4%
Yield on earning assets	3.65%	3.29%	3.49%	3.47%	3.71%
Rate paid on interest-bearing liabilities	0.16%	0.17%	0.19%	0.16%	0.19%
Net interest margin	3.58%	3.21%	3.40%	3.39%	3.62%
Noninterest income to average assets	0.66%	0.91%	0.61%	0.78%	0.71%
Noninterest expense to average assets	1.98%	1.90%	1.73%	1.94%	1.95%
Efficiency ratio [2]	49.9%	49.0%	45.1%	49.5%	47.2%

	6/30/2022	3/31/2022	6/30/2021	12/31/2021	12/31/2020
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$10,919	$10,402	$10,128	$10,352	$9,902
Allowance for loan losses as a percentage of total loans	1.27%	1.24%	1.40%	1.23%	1.40%
Allowance for loan losses as a percentage of total loans - excluding PPP loans	1.28%	1.27%	1.59%	1.29%	1.55%
Nonperforming loans	$1,551	$4,733	$6,817	$4,863	$2,536
Nonperforming assets	$1,960	$5,243	$7,348	$5,397	$2,970
Nonperforming loans as a percentage of total loans	0.18%	0.56%	0.94%	0.58%	0.36%
Nonperforming assets as a percentage of total assets	0.12%	0.32%	0.58%	0.33%	0.27%
Year-to-date net charge-offs	$133	$250	$399	$675	$516
Year-to-date net charge-offs as a percentage of average loans (annualized)	0.03%	0.12%	0.11%	0.09%	0.07%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,845	5,837	5,199	5,817	5,182
Shareholders' equity	$116,158	$123,073	$106,790	$134,082	$100,154
Book value per common share	$19.87	$21.08	$20.54	$23.05	$19.33
Tangible common equity[3]	$109,287	$116,130	$106,151	$127,067	$99,432
Tangible book value per common share[4]	$18.70	$19.90	$20.42	$21.84	$19.19
Tangible common equity to total assets	6.7%	7.2%	8.4%	7.9%	8.9%
Gross loans to deposits	58.5%	57.1%	65.0%	58.3%	72.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	8.7%	8.5%	9.0%	8.4%	9.2%
Common Equity Tier 1 Ratio	14.4%	14.8%	15.0%	14.4%	14.2%
Tier 1 Risk-Based Capital Ratio	14.4%	14.8%	15.0%	14.4%	14.2%
Total Risk-Based Capital Ratio	15.5%	16.0%	16.2%	15.5%	15.4%

(1) The Company paid a quarterly cash dividend of 16 cents per share on Febuary 15, 2022 and May 16, 2022 and a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less goodwill and core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assests, liabilites and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	6/30/2022			6/30/2021
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$846,358	$10,992	5.21%	$734,662	$8,972	4.90%
Loans held for sale	8,600	123	5.74%	7,964	114	5.74%
Investment securities	238,477	1,315	2.21%	154,664	650	1.69%
Non-taxable investment securities (1)	98,552	626	2.55%	70,586	395	2.24%
Interest-bearing deposits	314,289	661	0.84%	202,365	52	0.10%
Total interest-earning assets	1,506,276	13,717	3.65%	1,170,241	10,183	3.49%
Cash and due from banks	48,852			29,517
Other assets	68,522			37,658
Total assets	$1,623,650			$1,237,416

Interest-bearing liabilities:
Money market deposits	255,088	56	0.09%	197,020	59	0.12%
Savings deposits	396,868	85	0.09%	281,828	70	0.10%
Time deposits	61,955	42	0.27%	41,308	36	0.35%
Total deposits	713,911	183	0.10%	520,156	165	0.13%
Junior subordinated debentures	10,310	90	3.50%	10,310	86	3.35%
Other interest-bearing liabilities	10,135	16	0.63%	12,576	1	0.03%
Total interest-bearing liabilities	734,356	289	0.16%	543,042	252	0.19%
Non-interest-bearing deposits	757,655			581,263
Other liabilities	11,935			8,669
Shareholders' equity	119,704			104,442
Total liabilities & equity	$1,623,650			$1,237,416
Cost of funding interest-earning assets (4)			0.08%			0.09%
Net interest income and margin (5)		$13,428	3.57%		$9,931	3.40%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $3.4 million for 2022 and $3.9 million for 2021 are included in average loan balances for computational purposes.
(3) Net fees included in loan interest income for the three-month periods ended June 30, 2022 and 2021 were $200 thousand and $728 thousand, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assests, liabilites and shareholders' equity.

	For the Six Months Ended			For the Six Months Ended
	6/30/2022			6/30/2021
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$838,866	$21,302	5.12%	$725,207	$18,724	5.21%
Loans held for sale	15,624	429	5.54%	5,010	143	5.76%
Investment securities	226,609	2,314	2.06%	141,485	1,207	1.72%
Non-taxable investment securities (1)	97,703	1,159	2.39%	65,512	739	2.27%
Interest-bearing deposits	333,615	829	0.50%	198,622	104	0.11%
Total interest-earning assets	1,512,417	26,033	3.47%	1,135,836	20,917	3.71%
Cash and due from banks	51,663			28,505
Other assets	64,634			37,129
Total assets	$1,628,714			$1,201,470

Interest-bearing liabilities:
Money market deposits	258,833	122	0.10%	192,842	128	0.13%
Savings deposits	390,812	167	0.09%	268,992	136	0.10%
Time deposits	63,045	88	0.28%	40,951	74	0.36%
Total deposits	712,690	377	0.11%	502,785	338	0.14%
Junior subordinated debentures	10,310	179	3.50%	10,310	165	3.23%
Other interest-bearing liabilities	11,987	34	0.57%	15,212	4	0.05%
Total interest-bearing liabilities	734,987	590	0.16%	528,307	507	0.19%
Non-interest-bearing deposits	755,979			561,368
Other liabilities	11,919			8,617
Shareholders' equity	125,829			103,178
Total liabilities & equity	$1,628,714			$1,201,470
Cost of funding interest-earning assets (4)			0.08%			0.09%
Net interest income and margin (5)		$25,443	3.39%		$20,410	3.62%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $4.2 million for 2022 and $3.1 million for 2021 are included in average loan balances for computational purposes.
(3) Net fees included in loan interest income for the six-month periods ended June 30, 2022 and 2021 were $511 thousand and $2.2 million, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the componets of non-interest income for the three-month periods ended June 30, 2022 and 2021.

	For the Three Months Ended
	June 30,
	2022	2021	Dollar Change	Percentage Change
Interchange income	853	813	40	4.9%
Gain on sale of loans, net	634	-	634	100.0%
Service charges on deposit accounts	604	567	37	6.5%
Loan servicing fees	212	196	16	8.2%
Earnings on life insurance policies	93	84	9	10.7%
Other	268	220	48	21.8%
Total non-interest income	$2,664	$1,880	$784	41.7%

The following table presents the componets of non-interest expense for the three-month periods ended June 30, 2022 and 2021.

	For the Three Months Ended
	June 30,
	2022	2021	Dollar Change	Percentage Change
Salaries and employee benefits	$4,238	$2,231	$2,007	90.0%
Occupancy and equipment	1,111	904	207	22.9%
Outside service fees	1,022	875	147	16.8%
Professional fees	337	451	(114)	(25.3)%
Telephone and data communication	191	175	16	9.1%
Advertising and shareholder relations	190	103	87	84.5%
Deposit insurance	175	88	87	98.9%
Armored car and courier	167	117	50	42.7%
Director compensation and expense	134	106	28	26.4%
Business development	127	61	66	108.2%
Loan collection expenses	75	45	30	66.7%
Amortization of Core Deposit Intangible	72	42	30	71.4%
Other	194	134	60	44.8%
Total non-interest expense	$8,033	$5,332	$2,701	50.7%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the componets of non-interest income for the six-month periods ended June 30, 2022 and 2021.

	For the Six Months Ended
	June 30,
	2022	2021	Dollar Change	Percentage Change
Gain on sale of loans, net	2,335	591	1,744	295.1%
Interchange income	1,615	1,528	87	5.7%
Service charges on deposit accounts	1,170	1,107	63	5.7%
Loan servicing fees	422	423	(1)	(0.2)%
Earnings on life insurance policies	187	175	12	6.9%
Other	585	406	179	44.1%
Total non-interest income	$6,314	$4,230	$2,084	49.3%

The following table presents the componets of non-interest expense for the six-month periods ended June 30, 2022 and 2021.

	For the Six Months Ended
	June 30,
	2022	2021	Dollar Change	Percentage Change
Salaries and employee benefits	$8,320	$5,755	$2,565	44.6%
Occupancy and equipment	2,248	1,794	454	25.3%
Outside service fees	1,930	1,617	313	19.4%
Professional fees	616	793	(177)	(22.3)%
Telephone and data communication	382	330	52	15.8%
Deposit insurance	372	162	210	129.6%
Armored car and courier	315	225	90	40.0%
Advertising and shareholder relations	302	171	131	76.6%
Director compensation and expense	275	197	78	39.6%
Business development	242	127	115	90.6%
Amortization of Core Deposit Intangible	144	84	60	71.4%
Loan collection expenses	143	94	49	52.1%
Other	418	275	143	52.0%
Total non-interest expense	$15,707	$11,624	$4,083	35.1%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at June 30, 2022 and 2021.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	6/30/2022	6/30/2022	6/30/2021	6/30/2021
Commercial	$84,378	9.8%	$135,032	18.6%
Agricultural	125,807	14.6%	66,404	9.2%
Real estate – residential	15,867	1.8%	9,896	1.4%
Real estate – commercial	447,980	52.0%	354,068	48.8%
Real estate – construction & land	60,891	7.1%	29,556	4.1%
Equity Lines of Credit	34,745	4.0%	33,985	4.7%
Auto	87,907	10.2%	91,544	12.6%
Other	4,577	0.5%	4,350	0.6%
Total Gross Loans	$862,152	100%	$724,835	100%

The following table shows the distribution of deposits by type at June 30, 2022 and 2021.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	6/30/2022	6/30/2022	6/30/2021	6/30/2021
Non-interest bearing	$764,907	52.0%	$601,692	53.2%
Money Market	246,067	16.7%	191,456	16.9%
Savings	401,091	27.2%	297,272	26.3%
Time	60,537	4.1%	41,337	3.6%
Total Deposits	$1,472,602	100%	$1,131,757	100%